Exhibit 10.45

Certain identified information in this document has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

EXCLUSIVE OPTION AND LICENSE AGREEMENT

BETWEEN

KINETA CHRONIC PAIN, LLC

AND

GENENTECH, INC.

AS OF APRIL 11, 2018

Kineta-Genentech Exclusive Option and License Agreement

EXHIBITS
EXHIBIT A:	RESEARCH AND EARLY DEVELOPMENT PLAN IND FILING PLAN
PHASE I - CLINICAL TRIAL - SAD/MAD
PHASE I - CLINICAL TRIAL - HEMP
EXHIBIT B:	IND FILING PACKAGE
EXHIBIT C:	PHASE I DATA PACKAGE
EXHIBIT D:	TECHNOLOGY TRANSFER

Kineta-Genentech Exclusive Option and License Agreement

EXCLUSIVE OPTION AND LICENSE AGREEMENT

This Exclusive Option and License Agreement (“Agreement”) is made and entered into, effective as of April 11, 2018 (“Effective Date”), by and between Kineta Chronic Pain, LLC, having its principal place of business at 219 Terry Avenue North, Suite 300, Seattle, Washington 98109 (“Kineta”) and Genentech, Inc., a Delaware corporation, having its principal place of business in South San Francisco, California 94080 (“GNE”) and its Affiliates (collectively with GNE, “Licensee”). Licensee and Kineta are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Background

WHEREAS, Kineta is a pharmaceutical company that owns or controls rights to certain intellectual property and molecules that bind to and/or modulate α9α10 nicotinic Acetylcholine (nACh) receptor and is willing to grant Licensee an exclusive option to exercise its rights under an exclusive license under such intellectual property.

WHEREAS, Licensee is a biopharmaceutical company that is engaged in the research, development, manufacture and sale of pharmaceutical products.

WHEREAS, the Parties desire to collaborate in the discovery and development of a molecule or a series of molecules that bind to and/or modulate α9α10 nACh receptor; and

WHEREAS, Licensee desires to obtain an exclusive option to exercise its rights under an exclusive license from Kineta to develop and commercialize products that contain such molecules, and Kineta agrees to grant Licensee such an exclusive option to exercise such exclusive license in exchange for certain agreed to upfront and other payments.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee and Kineta agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1          “Affiliate” of a Party means any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition, the term “control” (including, the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof. Notwithstanding the foregoing, unless expressly specified otherwise, for the purposes of this Agreement, Chugai Pharmaceutical Co., Ltd (“Chugai”) and FMI Medicine, Inc. (“FMI”), and all business entities controlled by Chugai or FMI, shall not be considered an Affiliate of Licensee unless and until Licensee elects to include one or more of such business entities as an Affiliate of Licensee, by providing written notice to Kineta of such election.

Kineta-Genentech Exclusive Option and License Agreement

1.2

“Alliance Manager” is defined in Section 2.3.

1.3

“Back-up Molecule” means any Collaboration Molecule other than the Lead Molecule.

1.4

“Back-up Option” is defined in Section 4.3.1.

1.5

“Back-up Option Period” is defined in Section 4.3.1.

1.6

“Biosimilar” is defined in Section 6.5.3.

1.7

“Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks located in San Francisco, CA (USA) are authorized or required by law to be closed.

1.8

“CMO” is defined in Exhibit D.

1.9

“Collaboration Molecule” means:

(a)           Molecules owned or Controlled by Kineta as of the Effective Date or during the Option Period; and/or

(b)           Molecules that are conceived and reduced to practice, by or on behalf of a Party, or jointly by the Parties, as a direct result of such Party’s work under the Research Program.

1.10

“Combination” is defined in Section 1.49(c).

1.11

“Compulsory Sublicense” means a license or sublicense granted to a Third Party, through the order, decree or grant of a governmental authority having competent jurisdiction, authorizing such Third Party to make, use, sell, offer for sale, import or export a Licensed Product in any country.

1.12

“Compulsory Sublicensee” means a Third Party that was granted a Compulsory Sublicense. A Compulsory Sublicensee is not considered a “Sublicensee” as that term is used throughout this Agreement.

1.13

“Confidential Information” means confidential proprietary information (of whatever kind and in whatever form or medium, including copies thereof) disclosed by or on behalf of a Party or jointly by the Parties in connection with this Agreement, whether prior to or during the Term, in each case (i) provided in writing to the other Party and marked “Confidential” or (ii) disclosed orally, electronically or by observation and confirmed in writing to the other Party within thirty (30) days of such disclosure and specifying with particularity the non-written information that is subject to this Agreement. For the avoidance of doubt, “Confidential Information” includes Know-How regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.

Kineta-Genentech Exclusive Option and License Agreement

1.14

“Control” or “Controlled by” means the rightful possession by a Party, as of the Effective Date or throughout the Term, of the ability to grant a license, sublicense or other right to exploit (other than by operations of the licenses granted herein), as provided herein, without violating the terms of any agreement with any Third Party.

1.15

“Covers” (including variations such as “Covered”, “Covering” and the like), means, with respect to a particular Patent and in reference to a particular molecule or product (whether alone or in combination with one or more other ingredients) that the manufacture, use, sale, offer for sale or importation of such molecule or product in a country is claimed by a Valid Claim of such Patent in that country.

1.16

“CREATE Act” is defined in Section 8.5.2.

1.17

“CPA Firm” is defined in Section 7.7.2.

1.18

“Data Package” is defined in Section 13.6.2.

1.19

“Diligent Efforts” means those commercially reasonable efforts and resources comparable with that of a Party’s program of similar market potential and market size, risk, and at a similar stage of development, such efforts to be consistent with the exercise of prudent scientific and business judgment.

1.20

“Disclosing Party” is defined in Section 10.6(b).

1.21

“Dispute(s)” is defined in Section 14.1.

1.22

“EU” means the member states of the European Union, or any successor entity thereto performing similar functions.

1.23

“Exclusivity Period” is defined in Section 4.4.1.

1.24

“FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.25

“Field” means any and all uses.

1.26

“First Commercial Sale” means, with respect to a particular Licensed Product in a given country, the first bona fide commercial sale to a Third Party of such Licensed Product following Marketing Approval in such country by or under authority of Licensee (or its Sublicensee(s) hereunder). As used herein, “Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale of Licensed Products in a country or regulatory jurisdiction. For countries where governmental approval is required for pricing or reimbursement for the Licensed Product, “Marketing Approval” shall be deemed to occur upon the earlier of: (i) such pricing or reimbursement approval is obtained or (ii) Sales reaching Fifty Million US Dollars ($50,000,000) (a) in the aggregate in the Major European Countries or (B) in Japan. For clarity, the US is not a considered a country where governmental approval is required for pricing or reimbursement.

Kineta-Genentech Exclusive Option and License Agreement

1.27

“Generic Product” is defined in Section 6.5.3.

1.28

“IFRS” means International Financial Reporting Standards.

1.29

“IND” means an investigational new drug application filed with the FDA pursuant to 21 CFR Part 312 before the commencement of clinical trials of a product, or any comparable filing with any relevant regulatory authority in the United Kingdom, Germany, Canada, Australia or the Netherlands.

1.30

“IND Filing Package” means the package delivered to Licensee following Kineta’s filing of an IND for a Licensed Product that includes the information described in Exhibit B.

1.31

“Indemnitee” is defined in Section 12.2.

1.32

“Indemnitor” is defined in Section 12.2.

1.33

“Indication” means the intended use of a Licensed Product for the therapeutic treatment or prevention of a specific disease, disorder or condition (e.g., general acute pain, neuropathic (peripheral neuropathic, central neuropathic or general neuropathic) pain, chronic musculoskeletal pain or chronic pain (osteoarthritis, chronic low back pain, chronic visceral pain, cancer pain or fibromyalgia)). For clarity, the following shall not be deemed to be a distinct “Indication”:

(a)           label extension or add-on or adjunctive indications for treatment in such specific disease, disorder or condition; and/or

(b)           treatment of different patient populations with the same specific disease, disorder or condition (e.g., adult and paediatric).

1.34

“Infringement” is defined in Section 8.7.1.

1.35

“Joint Project Team” or “JPT” is defined in Section 2.1.1.

1.36

“Kineta” is defined in the Introduction.

1.37

“Know-How” means all information, inventions (whether or not patentable), improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing. Know-How shall not include any Patents.

Kineta-Genentech Exclusive Option and License Agreement

1.38

“Lead Molecule” means that certain Collaboration Molecule incorporated in the first Licensed Product to receive IND approval and/or complete a Phase I Clinical Trial.

1.39

“Lead Option” is defined in Section 4.3.1.

1.40

“Licensed IP” means (i) all intellectual property (including Patents and Know-How) owned or to the extent Controlled by Kineta or its Affiliates as of the Effective Date or during the Term, that is necessary (i.e., would otherwise be infringed in the absence of a license) or useful to make, use, offer for sale, sell or import Molecules, Collaboration Molecules and/or Licensed Products and (ii) Kineta’s interest in any Research Program IP.

1.41

“Licensed Product” means any product incorporating a Collaboration Molecule as an active ingredient.

1.42

“Licensee” is defined in the Introduction.

1.43

“Loss” or “Losses” is defined in Section 12.1.

1.44

“Major European Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.45

“Marketing Approval” is defined in Section 1.22.

1.46

“Materials” is defined in Section 3.7.1.

1.47

“Milestone Payment” is defined in Section 6.3.

1.48

“Molecule” means a small molecule, large molecule, PEGylated molecule, peptide molecule, lipidated molecule or any other molecule with half-life extension technologies including antibody-, Fc- and albumin-conjugates of alpha conopeptides or a series of such molecules or conjugates that in each case bind to and/or modulate the Target.

1.49

“Net Sales” with respect to a Licensed Product shall mean the amount calculated by subtracting from the amount of Sales of such Licensed Product: (i) a lump sum deduction, in lieu of those deductions which are not accounted for within Licensee and its Affiliates on a Licensed Product-by-Licensed Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties, etc.), equal to two percent (2%) of such Sales in the US, three percent (3%) of such Sales in the Major European Countries, and eight percent (8%) of such Sales in all other countries; (ii) uncollectible amounts on previously sold Licensed Product that are applicable to such Licensed Product and that are not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Licensed Product; and (iii) government mandated fees, taxes and other charges not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Licensed Product, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body.

Kineta-Genentech Exclusive Option and License Agreement

(a)          Sales Among Affiliates and Sublicensees. Sales between or among a Party, its Affiliates and/or their respective Sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include the first Sale to a Third Party by any such Affiliates or Sublicensees. For purposes of clarity, any such Sublicensee sales as reported to Licensee in accordance with Compulsory Sublicense agreements shall be excluded from the Net Sales calculations.

(b)          Supply as Samples/Test Materials. Notwithstanding anything to the contrary in the definition of Net Sales, the supply or other disposition of Licensed Products (i) as samples; (ii) for use in non-clinical or clinical studies; (iii) for use in any tests or studies reasonably necessary to comply with any applicable law, regulation or request by a regulatory or governmental authority; or (iv) as is otherwise reasonable and customary in the industry, in each case related to or similar to the foregoing, shall not be included in the computation of Net Sales.

(c)          Licensed Products Sold in Combinations.

(i)            In the event that a Licensed Product is sold in combination (in the same package, including as a co-formulation) with one or more other active ingredients that are not the subject of this Agreement (for purposes of this Section 1.49(c) a “Combination”), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for such Licensed Product sold separately and “B” is the gross amount invoiced for such other active ingredient(s) sold separately.

(ii)           In the event that such other active ingredient(s) are not sold separately (but such Licensed Product is), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/C, where “A” is the gross invoice amount for such Licensed Product, and “C” is the gross invoice amount for the Combination.

(iii)          In the event that such Licensed Product is not sold separately, Net Sales for royalty calculations shall be determined by the Parties in good faith.

(iv)          Any pricing, or determination of gross amounts or Net Sales, shall be undertaken in good faith.

(d)          Definition of Sales. “Sales” of a Licensed Product shall mean, for any period, the amounts stated in Licensee’s and its Affiliates’ and Sublicensees’ “Sales” lines of their respective externally published audited (in the case of Licensee) financial statements with respect to such Licensed Product for such period, which amount reflects the gross invoice price such Licensed Product sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Licensee, its Affiliates and Sublicensees reduced by gross-to-net deductions (to the extent applied consistently by Licensee, its Affiliates and Sublicensees with respect to sales of their respective other products) if not previously deducted from the amount invoiced, taken in accordance with the then currently used IFRS. By way of example, the gross-to-net deductions taken in accordance with IFRS as of the Effective Date are the following:

(i)            credits, reserves or allowances granted for (A) damaged, outdated, returned, rejected, withdrawn or recalled Licensed Product, wastage replacement, and short-shipments; (B) billing errors and (C) indigent patient and similar programs (e.g., price capitation);

Kineta-Genentech Exclusive Option and License Agreement

(ii)          governmental price reductions and government mandated rebates;

(iii)         chargebacks, including those granted to wholesalers, buying groups and retailers;

(iv)          customer rebates including cash sales incentives for prompt payment, cash and volume discounts;

(v)            taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Licensed Product. Income or franchise taxes are excluded; and

(vi)          for clarity, the gross-to-net deductions taken pursuant to this Section 1.49(d)(i)-(v) shall not be duplicative of the deductions listed in the first sentence of this Section 1.49.

1.50

“Net Sales Report” is defined in Section 7.2.

1.51

“Non-Disclosing Party” is defined in Section 10.6(b).

1.52

“Option” is defined in Section 4.3.1.

1.53

“Option Exercise Payment” is defined in Section 6.2.

1.54

“Option Extension Payment” is defined in Section 6.2.2.

1.55

“Option Period” is defined in Section 4.3.2.

1.56

“Patent(s)” means any and all patents and patent applications and any patents issuing therefrom or claiming priority to, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, re-examinations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.

1.57

“Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is preliminary determination of safety of a Licensed Product in healthy individuals or patients as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States.

1.58

“Phase I Data Package” means the package delivered to Licensee following completion of a Phase I Clinical Trial of a Licensed Product that includes that information described in Exhibit C.

Kineta-Genentech Exclusive Option and License Agreement

1.59

“Phase II Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy of a Licensed Product in patients being studied as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States.

1.60

“Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a Licensed Product for one or more indications in order to obtain Marketing Approval of such Licensed Product for such indication(s), as further defined in 21 C.F.R. §312.21 or a similar clinical study in a country other than the United States.

1.61

“Project Co-Leader” is defined in Section 2.1.1.

1.62        “Prosecute and Maintain” or “Prosecution and Maintenance” is defined in Section 8.1.2.

1.63        “Prosecuted and Maintained Patent” is defined in Section 8.3.1.

1.64        “Research and Early Development Plan” is defined in Section 3.2 and Exhibit A.

1.65        “Research Program” means the activities conducted by the Parties pursuant to Article 3 and the Research and Early Development Plan.

1.66        “Research Program IP” is defined in Section 8.1.3.

1.67        “Right of First Negotation” or “RFN” is defined in Section 4.5.1.

1.68        “Right of Negotation” or “RON” is defined in Section 13.6.1.

1.69        “Rules” is defined in Section 14.2.1.

1.70        “Sales” is defined in Section 1.49(d).

1.71        “Sublicensee” shall mean any Third Party to which Licensee grants a sublicense.

1.72        “Target” means α9α10 nACh receptor or any nACh receptor containing at least one α9 or α10 subunit.

1.73        “Technology Transfer” means activities and documents described in Exhibit D.

1.74        “Term” is defined in Section 13.1.

1.75        “Territory” means all the countries of the world.

1.76        “Third Party” means any entity other than Kineta or Licensee or an Affiliate of either.

1.77        “Third Party Claims” is defined in Section 12.1.

1.78        “Title 11” is defined in Section 13.3.

Kineta-Genentech Exclusive Option and License Agreement

1.79        “Upfront Payment” is defined in Section 6.1.

1.80        “US” means the United States of America and its territories and possessions.

1.81        “Valid Claim” means, with respect to a particular country, a claim in an issued and unexpired Patent within the Licensed IP in such country that has not been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding.

1.82        “VAT” means, in the European Union, value added tax calculated in accordance with Council Directive 2006/112/EC and, in a jurisdiction outside the European Union, any equivalent tax.

ARTICLE 2
GOVERNANCE

2.1          Joint Project Team.

2.1.1        Formation and Composition. Within thirty (30) days after the Effective Date, the Parties shall establish a joint project team (the “JPT”) to provide oversight and facilitate communications between the Parties with respect to the Research Program. The JPT shall be composed of representatives designated by each Party. Representatives must be appropriate for the tasks then being undertaken and the stage of research or development, in terms of their seniority, availability, function in their respective organizations, training and experience. Each Party shall designate one of its representatives as its primary JPT contact (each, a “Project Co-Leader”). Each Party may replace its representatives from time to time upon written notice to the other Party; provided, however, if a Party’s representative is unable to attend a meeting, such Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative.

2.1.2        Responsibilities. In addition to its overall responsibility for managing the Research Program, the JPT shall, in particular:

(i)         review and amend the Research and Early Development Plan in accordance with Section 3.2, documented through JPT meeting minutes in accordance with Section 2.1.3(a);

(ii)        implement the Research and Early Development Plan, ensuring that activities thereunder are performed in accordance with the approved timelines;

(iii)       ensure that each Party keeps the JPT informed regarding all material activities performed by such Party under this Agreement that are within the purview of the JPT;

(iv)       generate and maintain a list of all Collaboration Molecules identified under the Research Program; and

Kineta-Genentech Exclusive Option and License Agreement

(v)        perform such other functions as agreed to by the Parties or as specified in this Agreement.

2.1.3       Meetings.

(a)           Timing, Agendas and Minutes. The JPT shall meet at least quarterly by audio or video teleconference or as otherwise agreed by the JPT. Not later than thirty (30) days after the JPT is formed, the JPT shall hold an organizational meeting by video- or tele- conference to establish their respective operating procedures, including establishment of agendas, and preparation and approvals of minutes. Kineta shall be responsible for keeping the meeting minutes. Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment and approval by each Party. A decision that is made at a JPT meeting shall be recorded in minutes and decisions that are made by the JPT outside of a meeting should be documented in writing.

(b)           General. Employees of each Party other than its JPT representatives may attend meetings of the JPT as nonvoting participants, and, with the consent of the other Party, a Party’s consultants and advisors involved in the Research Program may attend meetings of the JPT as nonvoting observers; provided, that such Third Party consultants and advisors are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party as required by Section 9.3(e). Each Party shall be responsible for all of its own expenses of participating in the JPT.

2.1.4       Dissolution of the JPT. Upon the latter of Licensee’s exercise of the Option or termination of the Research Program, the JPT will have no further responsibilities or authority under this Agreement and the JPT will be deemed dissolved by the Parties.

2.2          Decision-Making. Each Party will discuss and attempt to resolve any potential or evolving disagreement related to the Research Program through the Project Co-Leaders before it is brought before the JPT. With respect to the responsibilities of the JPT, each Party shall have one vote (the “Party Vote”) on all matters brought before the JPT. The JPT shall operate as to matters within its responsibility by unanimous Party Vote. If the JPT is unable to achieve unanimous Party Vote, during the Option Period, Kineta shall have the final decision-making authority with respect to the Research Program; provided that Kineta shall not have the authority to amend, or modify or waive compliance with, this Agreement without the consent of Licensee. Following Licensee’s exercise of the Option, Licensee shall have final decision-making authority on all matters regarding the research, development and commercialization of Molecules.

2.3          Alliance Managers. Promptly following the Effective Date, each Party shall designate an individual to act as the primary business contact for such Party for matters related to this Agreement (such Party’s “Alliance Manager”), unless another contact is expressly specified in the Agreement or designated by the Parties for a particular purpose. The Alliance Managers shall facilitate the flow of information and collaboration between the Parties and assist in the resolution of potential and pending issues and potential disputes in a timely manner to enable the JPT (during the Option Period) and the Parties (during the Term) to reach consensus and avert escalation of such issues or potential disputes. Either Party may replace its Alliance Manager at any time upon prior written notice (including by email) to the other Party’s Alliance Manager.

Kineta-Genentech Exclusive Option and License Agreement

ARTICLE 3
Research Program

3.1          General. The Parties shall each use Diligent Efforts to conduct a Research Program in accordance with the Research and Early Development Plan. Each Party shall comply with all laws, rules and regulations applicable to the conduct and documentation of its Research Program activities. Each Party shall, in performing its obligations under the Research Program, assign responsibilities to those portions of its organization that have the appropriate resources, expertise and responsibility for such obligations. Each Party shall bear its own costs to carry out its obligations under the Research Program.

3.2          Research and Early Development Plan. An initial research plan, IND filing plan and Phase I Clinical Trial development plan (collectively, “Research and Early Development Plan”) for the Research Program is provided in Exhibit A. Subject to Section 2.2, the Parties may mutually amend in writing the Research and Early Development Plan from time to time.

3.3          Subcontractors. The Parties may subcontract portions of its work under the Research Program to Affiliates or Third Parties; provided, such subcontract is consistent with the terms and conditions of this Agreement. The subcontracting Party shall remain responsible (at its cost) for and shall ensure that each subcontractor complies with the terms and conditions of this Agreement.

3.4          Reports; Records; and Scientific Audit.

3.4.1        Progress Reports. Each Party shall use Diligent Efforts to keep the other Party informed of its activities under the Research Program, including summary updates at each JPT meeting and updates regarding any activities directed to the Target or related pain targets identified under the Research Program. If reasonably necessary for a Party to perform its work under the Research Program, that Party may request that the other Party provide more detailed information and data regarding the updates it earlier provided, and the other Party shall promptly provide the requesting Party with information and data as is reasonably available and reasonably necessary to conduct the Research Program, and such other information as the Parties agree. In addition to the foregoing, within thirty (30) days following expiration or early termination of the Research Program, Kineta shall provide to Licensee a final report detailing the research activities performed and results achieved by Kineta during the Research Program. Neither Party is required to generate additional data or prepare additional reports to comply with the foregoing obligation.

3.4.2        Research Records. Each Party shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of the Research Program. All laboratory notebooks shall be maintained for no less than the term of any Patent issuing therefrom. All other records shall be maintained by each Party up through the end of the Exclusivity Period and for three (3) years thereafter. All such records of a Party shall be considered such Party’s Confidential Information.

Kineta-Genentech Exclusive Option and License Agreement

3.4.3        Scientific Audit. Licensee shall have the right to request that the reports and research records referenced in Sections 3.4.1 and 3.4.2 be reviewed and verified by an independent scientific expert selected by Licensee and acceptable to Kineta (the “Scientific Auditor”). Subject to Section 3.4.4, Kineta shall, upon reasonable advance notice and at a mutually agreeable time during its regular business hours, make its records available for inspection by such Scientific Auditor at such place or places where such records are customarily kept.

3.4.4        Confidentiality. Prior to any audit under Section 3.4.3, the Scientific Auditor shall enter into a written confidentiality agreement with Kineta that (i) limits the Scientific Auditor’s use of Kineta’s records to the purpose described in Section 3.4.3; (ii) limits the information that the Scientific Auditor may disclose to Licensee to the accuracy of the reports and records referenced in Sections 3.4.1. and 3.4.2; and (iii) prohibits the disclosure of any information contained in such records to any Third Party for any purpose.

3.5          Materials.

3.5.1        Transfer. During the Option Period, each Party shall use Diligent Efforts to provide the other Party with the tangible materials and other deliverables specified under the Research and Early Development Plan (collectively, the “Materials”). The Parties’ representatives on the JPT shall determine the specific format and timeline for the transfer of such Materials.

3.5.2        Rights of Use. With respect to the Materials provided by one Party to another Party pursuant to this Section 3.5, each Party shall have the right to use such Materials for the activities under the Research Program and to exercise the rights granted to such Party pursuant to Article 4. Subject to the foregoing, all such Materials (i) shall be used by a Party only in accordance with the terms and conditions of this Agreement; (ii) shall not be used or delivered by a Party to or for the benefit of any Third Party except as expressly provided for herein; and (iii) shall be used by a Party in compliance with all applicable laws, rules and regulations.

ARTICLE 4
LICENSES and options

4.1          Research License. Each Party hereby grants to the other Party a perpetual, irrevocable, non-exclusive, royalty-free, and fully paid-up license, without the right to grant sublicenses, under the Know-How and Materials actually exchanged between the Parties for all research purposes. It is understood and agreed that no commercial license is granted by either Party under this Section 4.1 (including but not limited to any license or other right to sell, offer for sale or otherwise commercialize any Molecules that bind to and modulate any Targets). It is further understood that the Parties shall have the right to subcontract with Third Parties to carry out such activities.

4.2          Commercial License.

4.2.1        Grant. Kineta agrees to grant and hereby does grant to Licensee a worldwide, exclusive, sublicensable license under the Licensed IP to make, use, offer for sale, sell and import Molecules, Collaboration Molecules and Licensed Products in the Field in the Territory. Licensee shall not, and shall have no right to, alone or through any Affiliate or Third Party, exercise or sublicense such license unless and until Licensee exercises the Option and pays the Option Exercise Payment.

Kineta-Genentech Exclusive Option and License Agreement

4.2.2      Sublicenses. Licensee shall have the right to sublicense the rights granted under Section 4.2.1 to its Affiliates or Third Parties; provided that such sublicense is subject to and consistent with the terms and conditions of this Agreement, and provided further that Licensee shall remain responsible for such Affiliate’s or Third Party’s compliance with all obligations under this Agreement applicable to such Affiliate or Third Party. For clarity, no grant of any sublicense to a Third Party or an Affiliate shall relieve Licensee of its obligations hereunder.

4.3          Option.

4.3.1       Grant of Option. Kineta hereby grants to Licensee two exclusive options during the Option Period to exercise the rights granted in Section 4.2 (the “Lead Option” and the “Back-up Option,” collectively, the “Option”). During the Option Period, Kineta shall not enter into any agreement or engage in any negotiations relating to the Licensed IP with any Third Party.

4.3.2       Option Period.

(a)          The period for exercising the Lead Option shall commence upon the Effective Date and continue until:

(i)         three (3) months after the delivery by Kineta to Licensee of the IND Filing Package for a Licensed Product incorporating the Lead Molecule;

provided, if

(ii)        prior to the expiration of the time period referenced in Section 4.3.2(a)(i), Licensee provides Kineta written notice that it is extending the Lead Option and pays the Option Extension Payment, the Lead Option will continue until four (4) months after delivery by Kineta to Licensee of the Phase I Data Package for such Licensed Product

(the “Lead Option Period”).

(b)           The period for exercising the Back-up Option shall commence upon payment by Licensee to Kineta of the Option Extension Payment and continue until four (4) months after delivery by Kineta to Licensee of the Phase I Data Package for a Licensed Product incorporating the Lead Molecule (the “Back-up Option Period”)

(collectively, the Lead Option Period and the Back-up Option Period, hereinafter the “Option Period”).

Kineta-Genentech Exclusive Option and License Agreement

4.3.3       Exercise of Option. Licensee may exercise the Option by providing written notice to Kineta during the respective Option Period identifying the respective Option being exercised and paying to Kineta the respective Option Exercise Payment set forth in Section 6.2. It shall be in Licensee’s sole discretion to elect or not elect to exercise the Option. Upon Licensee’s exercise of the Option:

(a)           pursuant to Section 4.3.2(a)(i), Kineta shall transfer to Licensee all information and materials that are necessary or reasonably useful for Licensee to further develop and commercialize the Molecules, Collaboration Molecules and Licensed Products, including the information and materials specified in Part D1 of the Technology Transfer or

(b)           pursuant to Sections 4.3.2(a)(ii) or 4.3.2(b), Kineta shall transfer to Licensee all information and materials that are necessary or reasonably useful for Licensee to further develop and commercialize the Molecules, Collaboration Molecules and Licensed Products, including the information and materials specified in Part D2 of the Technology Transfer.

Activities listed in Sections 4.3.3(a) and (b) shall be completed by Kineta within ninety (90) days of Licensee’s Option exercise. In addition to the foregoing, Kineta shall provide such additional technical transfer and enablement, in each case in its possession and without the necessity of incurring substantial expense, to Licensee that is necessary or reasonably useful for Licensee to further develop and commercialize the Molecules, Collaboration Molecules and Licensed Products, including that information, materials and activities specified under “General” of the Technology Transfer. Kineta shall provide all such technical transfer and enablement pursuant to this Section 4.3.3 at its cost. Kineta’s rights and obligations under Section 5.1 shall then terminate.

(c)           If Licensee exercises the Back-up Option prior to the delivery by Kineta to Licensee of the Phase I Data Package for the Lead Molecule, Licensee reserves the right to subsequently exercise the Lead Option upon which Licensee shall make the payment specified in Section 6.2.2.

(d)           In addition to the foregoing, if Licensee exercises the Back-up Option after the delivery by Kineta to Licensee of the Phase I Data Package for the Lead Molecule, Licensee hereby agrees to not continue the further clinical development of the Lead Molecule until two (2) years after the exercise of the Back-up Option. For the avoidance of doubt, it is understood and agreed that use by and on behalf of Licensee of the Lead Molecule to conduct research on any and all molecules, including without limitation use of the Lead Molecule as a research tool, is permitted during such period.

4.4           Exclusivity. Except as subject to Article 3, Kineta will not conduct, or fund with or through any Third Party, (a) research on the Target (including research on Molecules with respect to the Target) or any related pain targets that are identified under the Research Program or (b) research, development, or commercialization of any Molecule(s) or molecule(s) directed to pain targets that are identified under the Research Program related to the Target, as applicable, commencing on the Effective Date and continuing until the second anniversary of the earlier of: (x) Licensee’s exercise of the Option and payment of the Option Exercise Payment or (y) Licensee’s termination of this Agreement pursuant to Section 13.2 or 13.3 prior to the Option Period expiring (“Exclusivity Period”). If the Option Period expires without Licensee exercising the Option, the Exclusivity Period terminates. In the event Kineta researches or develops Molecules within the Exclusivity Period, any such Molecules shall be treated as Collaboration Molecules.

Kineta-Genentech Exclusive Option and License Agreement

4.5          Right of First Negotiation.

4.5.1        Molecule(s) Associated with Pain Targets Identified Under the Research Program. For the three (3) year period following expiration of the Exclusivity Period, Licensee will have a right of first negotiation (“RFN”) with respect to all molecules (other than Molecules) associated with any pain targets that are identified under the Research Program; provided Licensee may not exercise the RFN unless and until (i) Licensee exercises the Option and makes the Option Exercise Payment and (ii) Licensee had pursued or is pursuing the development of a Collaboration Molecule. Kineta shall provide written notice to Licensee of such molecule(s), along with sufficient information about such molecule(s) to enable Licensee to determine whether to exercise the RFN, promptly after Kineta receives a bona fide offer from a Third Party for rights to such molecule(s). Licensee shall have sixty (60) days following receipt of such notice and information to provide Kineta written notice of Licensee’s desire to negotiate for the rights to such new matter.

4.5.2        Exercise of Right of First Negotiation. If Licensee provides written notice to Kineta within such sixty (60) day period of its desire to negotiate for such rights, Kineta shall negotiate in good faith commercially reasonable terms therefor for a minimum of ninety (90) days (or such longer period as otherwise mutually agreed) from the date of Licensee’s receipt of Kineta’s notice of such new matter. If Licensee and Kineta are unable to agree on the terms of such rights following such good faith negotiations, Kineta shall be free to enter into a written agreement with a Third Party regarding such new matter.

4.5.3        Non-Exercise of Right of First Negotiation. If written notice is given that Licensee does not want to negotiate for such rights, or written notice is not given by Licensee within said sixty (60) day period, Licensee will have waived its right to negotiate with Kineta and Kineta shall be free to enter into a written agreement with a Third Party.

4.6          No Additional Licenses. Except as expressly provided in this Agreement, nothing in this Agreement shall grant either Party any right, title or interest in and to the Know-How, Patents or other intellectual property rights of the other Party (either expressly or by implication or estoppel).

ARTICLE 5
Diligence

5.1          Development and Commercialization of Licensed Products. As between Licensee and Kineta,

5.1.1        Prior to Licensee’s exercise of the Option, Kineta shall (i) have sole responsibility for, bear all costs for, developing and commercializing Licensed Products; (ii) have the sole right and authority to control all decisions related to the research, development and commercialization of Licensed Products (excepting Licensee activities as outlined in the Research and Early Development Plan); (iii) perform its Research and Early Development Plan activities and provide the results of same to Licensee using Diligent Efforts; and (iv) deliver any other documents (including regulatory filings) that Licensee reasonably requests to exercise the Option and

Kineta-Genentech Exclusive Option and License Agreement

5.1.2        Following Licensee’s exercise of the Option, (i) Licensee shall have sole responsibility for, bear all costs for, researching, developing and commercializing Licensed Products; and (ii) Licensee shall have the sole right and authority to control all decisions related to the research, development and commercialization of Licensed Products. Following Licensee’s exercise of the Option, Licensee agrees to use Diligent Efforts to research, develop and commercialize at least one Licensed Product within the Field in the Territory.

5.1.3        Following Licensee’s exercise of the Option, Kineta shall use Diligent Efforts to complete the Technology Transfer as applicable.

5.2          Progress Reports.

5.2.1        Prior to Licensee’s exercise of the Option, Kineta shall provide to Licensee, on or before January 31 of each year with an annual written report summarizing Kineta’s progress in the development of the Licensed Products. Additionally, Kineta shall provide to Licensee prompt notice of any material events in the development of the Licensed Products.

5.2.2        Following Licensee’s exercise of the Option, Licensee shall provide to Kineta during the Term, on or before January 31 of each year with an annual written report summarizing Licensee’s progress in the development of the Licensed Products. Additionally, Licensee shall provide to Kineta prompt notice of any material events in the development of the Licensed Products.

5.3          Certain Limitation. Licensee’s foregoing obligations of this Article 5 shall only apply if Licensee exercises its Option and pays the Option Exercise Payment within the Option Period.

ARTICLE 6
FINANCIAL TERMS

6.1          Upfront Option Fee. In consideration of Licensee receiving the Option, no later than ten (10) Business Days after the execution of this Agreement, Licensee shall pay to Kineta a one-time upfront option payment in the amount of [***] (“Upfront Payment”). Such payment shall be non-creditable and non-refundable.

6.2          Option Exercise Payment. In consideration of Licensee’s exercise of the Option during the Option Period, Licensee shall pay to Kineta a one-time payment in the amount of (i) [***] if the Lead Option is exercised pursuant to Section 4.3.2(a)(i) or if the Back-up Option is exercised pursuant to Section 4.3.2(b); or (ii) [***] if the Lead Option is exercised pursuant to Section 4.3.2(a)(ii) (the “Option Exercise Payment”). Such Option Exercise Payment shall be made in accordance with Section 6.3.5, and shall be non-creditable and non-refundable.

6.2.1        Additional Early Option Exercise Payment. If Licensee elects to exercise the Lead Option pursuant to Section 4.3.2(a)(i), Kineta will be eligible for a one-time payment in the amount of [***] following the first dosing of a patient in a Phase I Clinical Trial for the Licensed Product. Licensee will make such payments in accordance with Section 6.3.5. Each such payment shall be non-creditable and non-refundable.

Kineta-Genentech Exclusive Option and License Agreement

6.2.2

Payment for Lead Option Exercise Subsequent to Back-up Option Exercise. If Licensee exercises the Back-up Option prior to the delivery by Kineta to Licensee of the Phase I Data Package for the Lead Molecule and then subsequently elects to exercise the Lead Option, Licensee shall pay to Kineta the difference between the Option Exercise Payment for the Lead Option and the Back-up Option or [***]. For the avoidance of doubt, the payment referenced in this Section 6.2.2 shall be in lieu of the payment referenced in Section 6.2(ii).

6.2.3

Option Extension Payment. Licensee may pay to Kineta a one-time payment in the amount of [***] (which shall be non-creditable and non-refundable) to extend the Option Period from three (3) months after Licensee’s receipt of an IND Filing Package for a Licensed Product to four (4) months after Licensee’s receipt of the Phase I Data Package for such Licensed Product (the “Option Extension Payment”).

6.3          Development/Regulatory, Launch and Sales Milestones. Licensee shall owe milestone payments to Kineta for the achievement of milestone events as set forth in this Section 6.3 (each such payment, a “Milestone Payment”). Licensee (or its Sublicensee, as applicable) shall make Milestone Payments in accordance with Section 7.3.

6.3.1

Development/Regulatory Milestones. (a) Subject to the terms of Sections 6.3.4 and 6.3.5, Licensee will pay Kineta the following one-time event payments (which shall be non-creditable and non-refundable) upon the first Licensed Product achieving the following events:

Milestone	First Indication	Second Indication
First dosing of a patient in a Phase II Clinical Trial	[***]	[***]
First dosing of a patient in a Phase III Clinical Trial	[***]	[***]
Health authority acceptance of marketing authorization submission in the US (FDA)	[***]
Health authority acceptance of marketing authorization submission in EU (EMA, centralized procedure)	[***]
Health authority acceptance of marketing authorization submission in Japan	[***]

(b)           The next subsequent Licensed Product to achieve the milestone events in the immediately preceding table will receive fifty percent (50%) of the above amounts for the first Indication only. No further payments will be due for the second Indication.

Kineta-Genentech Exclusive Option and License Agreement

(c)           Each Milestone Payment specified in Section 6.3.1(a)-(b) is payable one-time only for the first Licensed Product and the first subsequent Licensed Product.

It is understood and agreed that the Milestone Payments under Sections 6.3.1 shall be due only once for the first Licensed Product and the first subsequent Licensed Product developed by Licensee (or its Sublicensees hereunder) to achieve such event. For the avoidance of doubt, Licensee’s (including any Sublicensees hereunder) cumulative obligation under Section 6.3.1 shall in no event exceed Seventy Four Million US Dollars ($74,000,000) for a Licensed Product and Twenty Nine Million, Five Hundred Thousand US Dollars ($29,500,000) for all subsequent Licensed Products.

6.3.2       Launch Milestones. (a) Subject to the terms of Sections 6.3.4 and 6.3.5, Licensee will pay Kineta the following one-time event payments (which shall be non-creditable and non-refundable) upon the first Licensed Product achieving the following events:

Milestone	First Indication	Second Indication*
First Commercial Sale in the US	[***]	[***]
First Commercial Sale in a major EU country	[***]	[***]
First Commercial Sale in Japan	[***]	[***]

*For clarity, the Milestone Payment(s) for second Indication will be paid at Marketing Approval for the second Indication.

(b)           The next subsequent Licensed Product to achieve the milestones in the table in Section 6.3.2(a) will receive fifty percent (50%) of the amounts mentioned above for the first Indication only. No further payments will be due for the second Indication.

For the avoidance of doubt, Licensee’s (including any Sublicensees hereunder) cumulative obligation under Section 6.3.2 shall in no event exceed Seventy Four Million US Dollars ($74,000,000) for a Licensed Product and Twenty Nine Million, Five Hundred Thousand US Dollars ($29,500,000) for all subsequent Licensed Products.

6.3.3       Sales Milestones. (a) Subject to the terms of Sections 6.3.4 and 6.3.5, Licensee will pay Kineta the following one-time event payments (which shall be non-creditable and non-refundable) upon the first Licensed Product achieving the following events:

First Licensed Product
Annual world-wide Net Sales reach $500,000,000	[***]
Annual world-wide Net Sales reach $1,000,000,000	[***]
Annual world-wide Net Sales reach $1,500,000,000	[***]

Kineta-Genentech Exclusive Option and License Agreement

The first Licensed Product to achieve the sales milestones in the immediately preceding table triggers the associated Milestone Payment in such table. For the avoidance of doubt, Licensee’s (including any Sublicensees hereunder) cumulative obligation under Section 6.3.3 shall in no event exceed [***]. The sales milestones in the immediately preceding table are applicable only in the first year when such sales milestone is achieved.

6.3.4       Certain Terms. Notwithstanding the payment obligations set forth in Sections 6.3.1 through 6.3.3, payment shall only be due under Sections 6.3.1 through 6.3.3, if the Licensed Product that achieves such event is Covered by a Valid Claim at the time of achievement of such event.

6.3.5       Notice of Achievement; Timing of Payment. With respect to each event referred to in Sections 6.2.1, 6.3.1 and 6.3.2 for which Licensee owes a payment, Licensee (or its Sublicensee, if applicable) shall promptly inform Kineta following the achievement of such event. Licensee shall pay Kineta the respective accrued and payable payment within thirty (30) days of receipt of an invoice from Kineta with respect thereto. With respect to each event referred to in Section 6.3.3 for which Licensee owes a Milestone Payment, Licensee (or its sublicense, if applicable) shall inform Kineta within thirty (30) days after the end of the calendar quarter in which the applicable milestone event was achieved.

6.4          Royalty Payments for Licensed Products. If and only if Licensee exercises the Option, the following royalty payments shall be due and payable on the terms set forth herein this Section 6.4.

6.4.1       Valid Claim Products. Licensee shall pay Kineta, on a Licensed Product-by-Licensed Product and country-by-country basis, and subject to the terms of Section 6.4.3 through 6.4.5, the following royalties on annual worldwide Net Sales of Licensed Products by Licensee (or its Sublicensee(s) hereunder), the sale of which is Covered by a Valid Claim in the country in which such Licensed Product is sold:

Annual Worldwide Net Sales (in US Dollars)	Royalty Rate Percentage
Up to and equal to Five Hundred Million ($500,000,000)	[***]
Portion greater than Five Hundred Million ($500,000,000) and less than or equal to One Billion ($1,000,000,000)	[***]
Portion greater than One Billion ($1,000,000,000)	[***]

For clarity the annual worldwide Net Sales will not be cumulated across all Molecules in commerce. Any and all such payments shall be non-creditable and non-refundable.

Kineta-Genentech Exclusive Option and License Agreement

6.4.2       Know-How Products. If in any calendar quarter, the sale of a Licensed Product is not Covered by a Valid Claim in the country in which such Licensed Product is sold, Licensee shall pay to Kineta, on a Licensed Product-by-Licensed Product and country-by-country basis, and subject to the terms of Section 6.4.3 through 6.4.5, a royalty of four percent (4%) on annual worldwide Net Sales of such Licensed Product.

6.4.3       Single Royalty. No more than one stream of royalty payments shall be due under this Section 6.4 with respect to sales of any one particular Licensed Product. For the avoidance of doubt, multiple royalties shall not be payable because the sale of a particular Licensed Product is Covered by more than one (1) Valid Claim in the country in which such Licensed Product is sold.

6.4.4       Royalty Term.

(a)           The royalty obligations set forth in Section 6.4.1 will commence on a country-by-country basis upon the First Commercial Sale of any Licensed Product, and expire on a country-by-country basis upon the expiration of the last to expire Patent containing a Valid Claim which Covers the sale of such Licensed Product in such country.

(b)           The royalty obligations set forth in Section 6.4.2 will commence on a country-by-country basis upon the First Commercial Sale of any Licensed Product, and expire on a country-by-country basis upon the earlier of (i) the tenth (10th) anniversary of the date of First Commercial Sale of such Licensed Product in such country; or (ii) on a country-by-country basis, until such time as such Licensed Product is Covered by a Valid Claim in such country, in which case such Licensed Product shall be subject to the royalty term set forth in Section 6.4.1 above. For clarity, in the case of a Licensed Product for which a Valid Claim first comes into existence in a particular country after the date of First Commercial Sale in such country, on the date of issuance of such Valid Claim Covering the sale of a Licensed Product, royalties shall continue to be payable on the sales of such Licensed Product pursuant to Section 6.4.1 at the rates set forth therein, and expire upon the expiration of such Valid Claim in such country.

6.4.5       Rights Following Expiration of Royalty Term. Upon expiration of its payment obligation hereunder with respect to a Licensed Product in a country, the license in Section 4.2 shall be fully paid-up in respect of that Licensed Product in that country.

6.5          Payment Offsets.

6.5.1       Third Party Payments.

(a)           Kineta. Kineta shall continue to have the obligation to make all payments owed under written agreements entered into by Kineta with Third Parties which relate to any Licensed Product, as of the exercise of the Option.

Kineta-Genentech Exclusive Option and License Agreement

(b)           Licensee. In the event that Licensee (or its Sublicensee hereunder) acquires rights under any intellectual property from a Third Party which Covers (i) discovery of Collaboration Molecules or (ii) the manufacture, use, importation, offer for sale or sale of any Collaboration Molecules which are incorporated into a Licensed Product, Licensee may offset any payments due and payable by Licensee to Kineta under Sections 6.3 or 6.4 in any calendar year with respect to such Licensed Product by fifty percent (50%) of the amount of the payments paid by Licensee (or its Sublicensees) to such Third Party in the same calendar year for the discovery, manufacture, use or sale of such Licensed Product.

6.5.2       Compulsory Sublicenses. If one or more Compulsory Sublicensee(s) sells a product that contains a molecule that is the same as a Collaboration Molecule contained in the Licensed Product sold by Licensee (or a Sublicensee) in a particular country in the Territory, (a) such product sold by Compulsory Sublicensee shall not be considered a Sale by Licensee; and (b) if the quarterly Net Sales of such Licensed Product in such country decrease to seventy-five percent (75%) or less of the Net Sales of such Licensed Product in such country in the calendar quarter prior to the first commercial sale of the first Compulsory Sublicensee’s product in such country, then the royalty rate for such Licensed Product in such country shall be reduced to fifty percent (50%) of the applicable royalty rate for such quarter.

6.5.3       Generic Products or Biosimilars. Following first commercial sale of a Generic Product or Biosimilar, as applicable, in a country where Licensed Product is being sold, if the average quarterly Net Sales of such Licensed Product in such country over any four (4) consecutive calendar quarters decreases to seventy-five percent (75%) or less of the average quarterly Net Sales of such Licensed Product in such country in the four (4) consecutive calendar quarters prior to the first commercial sale of the Generic Product or Biosimilar in such country, then the royalty rate for such Licensed Product in such country shall be reduced to fifty percent (50%) of the applicable royalty rate in such country for the remainder of the royalty term. For clarity, only one such reduction under this Section 6.5.3 may be had.

As used herein, “Generic Product” means, with respect to a Licensed Product in a particular regulatory jurisdiction, any pharmaceutical product that (i) contains the same molecule as the Collaboration Molecule (or equivalent as determined by the relevant Regulatory Authority) contained in such Licensed Product as an active ingredient; (ii) is approved for commercial sale in such country; and (iii) is sold by a (X) Third Party that is not a licensee or Sublicensee of Licensee (or any of its Affiliates) and that has not otherwise been authorized, directly or indirectly, by Licensee (or any of its Affiliates) to market and sell such product or (Y) Compulsory Sublicensee.

As used herein, “Biosimilar” means any drug or biological product that is interchangeable directly with any Licensed Product and which is subject to review under an abbreviated approval pathway as a biosimilar, follow-on biologic or generic biological product, as those terms are commonly understood under the Food, Drug & Cosmetic Act or the PHS Act and related rules and regulations, or the corresponding or similar laws, rules and regulations of any other jurisdiction and (1) where such Biosimilar obtains Regulatory Approval or is otherwise sold by a Third Party that is not Licensee or a Sublicensee of Licensee; and (2) where Licensee or its Sublicensees(s) have not directly authorised or permitted such Third Party to market, manufacture and sell such product in the market in question.

Kineta-Genentech Exclusive Option and License Agreement

ARTICLE 7
Financial Terms; Reports; Audits

7.1          Timing of Royalty Payment. All royalty payments shall be made within forty-five (45) days of the end of each calendar quarter in which the sale was made.

7.2          Royalty Report. For each calendar quarter for which Licensee has an obligation to make Royalty Payments, such payments shall be accompanied by a report that specifies for such calendar quarter the following information (“Net Sales Report”):

(i)            total Net Sales of all Licensed Products sold in the Territory;

(ii)           Net Sales on a country-by-country basis for all Licensed Products sold;

(iii)          the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and

(iv)          the total royalties due to Kineta.

If Licensee is reporting Net Sales for more than one Licensed Product, the foregoing information shall be reported on a Licensed Product-by-Licensed Product basis.

7.3          Mode of Payment. All payments hereunder shall (unless otherwise specifically designated) be non-creditable and non-refundable; and all payments hereunder shall be made in immediately available funds to the account listed below (or such other account as Kineta shall designate before such payment is due):

[***]

7.4          Currency of Payments. All payments under this Agreement shall be made in United States dollars, unless otherwise expressly provided in this Agreement. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars as follows: (a) with respect to sales by or on behalf of Licensee, using Licensee’s customary and usual conversion procedures, consistently applied and (b) with respect to sales by or on behalf of a given Sublicensee, using the conversion procedures applicable to payments by such Sublicensee to Licensee for such sales.

7.5          Blocked Currency. If, at any time, legal restrictions prevent Licensee (or a Sublicensee) from remitting part or all of royalty payments when due with respect to any country in the Territory where Licensed Products are sold, Licensee shall continue to provide Net Sales Reports for such royalty payments, and such royalty payments shall continue to accrue in such country, but Licensee shall not be obligated to make such royalty payments until such time as payment may be made through reasonable, lawful means or methods that may be available, as Licensee shall determine.

7.6          Taxes. Each Party shall comply with applicable laws and regulations regarding filing and reporting for income tax purposes. Neither Party shall treat their relationship under this Agreement as a pass through entity for tax purposes. All payments made under this Agreement shall be made free and clear of any and all taxes, duties, levies, fees or other charges, except for withholding taxes and VAT. Licensee shall be entitled to deduct from payments made to Kineta under this Agreement the amount of any withholding taxes required to be withheld, to the extent paid to the appropriate governmental authority on behalf of Kineta (and not refunded or reimbursed). Licensee shall deliver to Kineta, upon request, proof of payment of all such withholding taxes. Licensee shall provide reasonable assistance to Kineta in seeking any benefits available to Kineta with respect to government tax withholdings by any relevant law, regulation or double tax treaty. All payments made under this Agreement shall be exclusive of VAT (if applicable) and such VAT shall be paid promptly on receipt of a valid VAT invoice.

Kineta-Genentech Exclusive Option and License Agreement

7.7          Records; Inspection.

7.7.1

Records. Licensee agrees to keep, for three (3) years from the year of creation, records of all sales of Licensed Products for each reporting period in which royalty payments are due, showing sales of Licensed Products for Licensee and applicable deductions in sufficient detail to enable the report provided under Section 7.2 to be verified.

7.7.2

Audits. Kineta shall have the right to request that such report be verified by an independent, certified and internationally recognized public accounting firm selected by Kineta and acceptable to Licensee (the “CPA Firm”). Such right to request a verified report shall (i) be limited to the three-year period during which Licensee is required to maintain the same, (ii) not be exercised more than once in any calendar year, and (iii) not more frequently than once with respect to records covering any specific period of time. Subject to Section 7.7.3, Licensee shall, upon reasonable advance notice and at a mutually agreeable time during its regular business hours, make its records available for inspection by such CPA Firm at such place or places where such records are customarily kept, solely to verify the accuracy of the reports provided under Section 7.2 and related payments due under this Agreement.

7.7.3

Confidentiality. Prior to any audit under Section 7.7.2, the CPA Firm shall enter into a written confidentiality agreement with Licensee that (i) limits the CPA Firm’s use of the Licensee’s records to the verification purpose described in Section 7.7.2; (ii) limits the information that the CPA Firm may disclose to the Kineta to the numerical summary of payments due and paid; and (iii) prohibits the disclosure of any information contained in such records to any Third Party for any purpose. The Parties agree that all information subject to review under Section 7.7.2 and/or provided by the CPA Firm to Kineta is Licensee’s Confidential Information, and Kineta shall not use any such information for any purpose that is not germane to Section 7.7.2.

7.7.4

Underpayment; Overpayment. After reviewing the CPA Firm’s audit report, Licensee shall promptly pay any uncontested, understated amounts due to Kineta. Any overpayment made by Licensee shall be promptly refunded or fully creditable against amounts payable in subsequent payment periods, at Licensee’s election. Any audit under Section 7.7.2 shall be at Kineta’s expense; provided, however, Licensee shall reimburse reasonable audit fees for a given audit if the results of such audit reveal that Licensee underpaid Kineta with respect to royalty payments by five percent (5%) or more for the audited period.

Kineta-Genentech Exclusive Option and License Agreement

7.7.5       Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the due date at the annual simple interest rate of two percent (2%) per annum, provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

ARTICLE 8
Intellectual Property; Ownership

8.1          Definitions. The following definitions are for purposes of Article 8:

8.1.1       “Outside Patent Counsel” means outside patent counsel agreed to by Licensee and Kineta.

8.1.2       “Prosecution and Maintenance,” “Prosecute and Maintain” or the like, with regard to a given Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as any ex parte and inter partes proceedings, including re-examinations, reissues, applications for patent term extensions, interferences, derivation proceedings, post-grant review proceedings, oppositions, litigations, arbitrations and other similar proceedings with respect to such Patent.

8.1.3       “Research Program IP” means: (a) any Know-How (including data, biomarkers and assays from the Research Program and the Materials) to the extent relating to the Collaboration Molecules discovered, conceived, or reduced to practice in the course of the activities performed by or for either Party or both Parties under the Research Program; (b) any Patents that Cover Know-How in (a), which Patents have an earliest priority date after the Effective Date. For the avoidance of doubt, Collaboration Molecules falling within the definition in Section 1.9(b) and all data generated on all Collaboration Molecules (falling within Sections 1.9(a) - (b)) through the activities of the Research Program are Research Program IP.

8.2          Disclosure; Ownership.

8.2.1       Disclosure. During the Option Period, each Party shall promptly disclose to the other any Research Program IP discovered, conceived, or reduced to practice by or for the disclosing Party in the course of the activities performed by or for such Party under the Research Program. Such disclosure obligation continues beyond the Option Period to the extent necessary to obtain patent protection for all inventions within Research Program IP, and to establish inventorship thereof. In addition, during the Option Period and for the remainder of the Term, Kineta shall promptly disclose to Licensee all Patents and Know How within the Licensed IP (including any that becomes owned or Controlled by Kineta after the Effective Date) that are within the scope of the licenses granted to Licensee under this Agreement.

8.2.2       Ownership. As between the Parties:

(a)           Kineta will solely own the Licensed IP; and

Kineta-Genentech Exclusive Option and License Agreement

(b)           Kineta and Licensee shall jointly own all Research Program IP.

8.3          Patent Prosecution and Maintenance.

8.3.1        Licensed IP.         As between Licensee and Kineta, the provisions of this Section 8.3.1 shall apply to the Prosecution and Maintenance of any Patent within the Licensed IP in which Kineta has the right to grant Licensee the right to prosecute and maintain. Any such Patent is referred to as a “Prosecuted and Maintained Patent.”

(a)          Prosecution and Maintenance.

(i)         After the Effective Date the Parties shall select Outside Patent Counsel to Prosecute and Maintain the Prosecuted and Maintained Patents as set forth in this Section 8.

(ii)        Prior to Licensee’s exercise of the Option, as between the Parties, Kineta shall decide on a strategy for the Prosecution and Maintenance of any Prosecuted and Maintained Patent, including deciding on (A) the content of the application; (B) the timing of filing; (C) the countries in which Prosecution and Maintenance should be conducted; and (D) and any amendments made to the specification or claim. It is acknowledged and understood that Kineta shall Prosecute and Maintain the Prosecuted and Maintained Patents in the Territory with the goal of maximizing the economic value of the Molecules. Licensee shall have reasonable review and comment rights, and Kineta will take into account all such comments in good faith. If Kineta elects not to Prosecute and Maintain any Patents within the Prosecuted and Maintained Patent, Kineta shall provide written notice to Licensee. Thereafter, Licensee shall have the right, but not the obligation, to Prosecute and Maintain any such Patents, at its sole expense and in its sole discretion. Kineta will provide reasonable cooperation and assistance to Licensee in Prosecution and Maintenance. The ownership or license rights of either Party shall not be affected, notwithstanding any such transfer of Prosecution and Maintenance of such Patents to Licensee.

(iii)       Following Licensee’s exercise of the Option, as between the Parties, Licensee shall decide on a strategy for the Prosecution and Maintenance of any Prosecuted and Maintained Patent, including deciding on (A) the content of the application; (B) the timing of filing; (C) the countries in which Prosecution and Maintenance should be conducted; and (D) any amendments to the specification or claim. It is acknowledged and understood that Licensee shall Prosecute and Maintain the Prosecuted and Maintained Patents in the Territory with the goal of maximizing the economic value of the Molecules. Kineta shall have reasonable review and comment rights, and Licensee will take into account all such comments in good faith. If Licensee elects not to Prosecute and Maintain any Patents within the Prosecuted and Maintained Patent, Licensee shall provide written notice to Kineta. Thereafter, Kineta shall have the right, but not the obligation, to Prosecute and Maintain any such Patents, at its sole expense and in its sole discretion. Licensee will provide reasonable cooperation and assistance to Kineta in Prosecution and Maintenance. The ownership or license rights of either Party shall not be affected, notwithstanding any such transfer of Prosecution and Maintenance of such Patents to Kineta.

Kineta-Genentech Exclusive Option and License Agreement

(b)           Cooperation. Each Party shall cooperate with and assist the other Party in the Prosecution and Maintenance of any Prosecuted and Maintained Patent, including (A) consulting with the other Party after receiving any substantial action or development in the Prosecution and Maintenance of such Patent and (B) making its relevant scientists and scientific records reasonably available. In addition, each Party shall sign and deliver, or use reasonable efforts to have signed and delivered, at no charge to the other Party, all documents necessary in connection with such Prosecution and Maintenance.

(c)           Instructions to and Correspondence with Outside Patent Counsel. With respect to any Prosecuted and Maintained Patent, the Outside Patent Counsel shall be instructed to (A) keep the Parties informed regarding the Prosecution and Maintenance thereof; (B) promptly furnish to each Party a copy of such Patent and copies of documents relevant to such Prosecution and Maintenance, including copies of correspondence with any patent office, foreign associates and outside counsel; and (C) act on Kineta’s or Licensee’s comments or instructions, as applicable, relating to such Prosecution and Maintenance. Each Party shall copy the other Party on all correspondence with the Outside Patent Counsel related to Prosecution and Maintenance of any Prosecuted and Maintained Patent.

(d)           Costs. (i) Prior to Licensee’s exercise, Kineta shall be responsible for the costs and expenses for the Prosecution and Maintenance of any Prosecuted and Maintained Patent (e.g., filing and maintenance fees or the cost of Outside Patent Counsel). Following Licensee’s exercise of the Option, (ii) Licensee shall be responsible for the costs and expenses for the Prosecution and Maintenance of any Prosecuted and Maintained Patent (e.g., filing and maintenance fees or the cost of Outside Patent Counsel). Subject to the foregoing, each Party shall be responsible for any costs it incurs in performing activities related to such Prosecution and Maintenance.

8.4          Patent Interferences. If an interference is declared by the U.S. Patent and Trademark Office involving a claim in one or more Patents within the Licensed IP, the Parties shall in good faith establish within thirty (30) days of the declaration of such interference, or such other time as agreed upon, a mutually agreeable process to resolve such interference in a reasonable manner (including control and costs thereof), in conformance with all applicable legal standards.

8.5          Inventorship; CREATE Act.

8.5.1       Inventorship. The determination of inventorship shall be made in accordance with United States patent law. For any invention that will be the subject of a Patent, inventorship will be determined by the Parties prior to filing of the Patent application. Each Party will provide information and records relevant to such determination and apply the applicable standards for determining inventorship as set forth in the United States laws regarding Patents. If the Parties do not agree on an inventorship determination, a final decision will be made by Outside Patent Counsel. If either Party disagrees with the inventorship decision, the application for the Patent will be filed without delay, and the dispute will be addressed under ARTICLE 14.

8.5.2       CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC § 102(c) (AIA) or 35 USC § 103(c) (pre-AIA). In the event that either Party to this Agreement intends to overcome a rejection of a claimed invention within the Licensed IP pursuant to the provisions of 35 USC § 102(c) or 35 USC § 103(c), such Party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by 35 USC § 102(c) or 35 USC § 103(c) and the rules and regulations promulgated thereunder and which is consistent with the terms and conditions of this Agreement. To the extent that the Parties agree that, in order to overcome a rejection of a claimed invention pursuant to the provisions of 35 USC § 102(c) or 35 USC § 103(c), the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions. In the event that Licensee enters into an agreement with a Third Party with respect to the further research, development or commercialization of a Molecule or Licensed Product, Kineta shall, upon Licensee’s request, similarly enter into such agreement with such Third Party for the purposes of furthering the Parties’ objectives under this Agreement, provided that such agreement does not place any material obligation on Kineta.

Kineta-Genentech Exclusive Option and License Agreement

8.6          Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Kineta to Licensee are, and shall otherwise be deemed to be, for purposes of paragraph 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under paragraph 101(35A) of the Bankruptcy Code. The Parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against Kineta, including under the Bankruptcy Code, Licensee shall be entitled to complete access to any such intellectual property of Kineta that pertains to the rights granted in the licenses under this Agreement and all embodiments of such intellectual property.

8.7          Enforcement and Defense of IP; Defense of Third Party Infringement Claims.

8.7.1       Notice. With respect to intellectual property that is within the scope of the licenses granted under this Agreement, each Party shall promptly notify the other Party upon learning of any (a) actual or suspected infringement or misappropriation (collectively, an “Infringement”) by a Third Party of the Research Program IP and/or Licensed IP, as applicable or (b) claim by a Third Party of invalidity, unenforceability or non-infringement of a Patent within the Research Program IP and/or Licensed IP, as applicable.

8.7.2       Enforcement of IP.

(a)          Research Program IP and Licensed IP.

(i)         Prior to Licensee’s exercise of the Option, as between the Parties, Kineta shall have the sole right (but not the obligation) to seek to abate any Infringement of the Research Program IP and/or Licensed IP, as applicable, by a Third Party, or to file suit against any such Third Party. If Kineta elects to not take any steps to abate such infringement, Kineta agrees to notify Licensee and Licensee shall then have the right (but not the obligation) to take action to enforce the Research IP and/or Licensed IP, as applicable, against such Third Party; provided, however, that if any action by Licensee is deemed to not to be in the best interest of Kineta’s rights under this Agreement, the Parties shall discuss in good faith regarding any action to be taken by Licensee, with the goal of maximizing the economic value of Molecules and/or Licensed Product(s) in the Territory. If the Parties cannot agree upon a mutually acceptable strategy, Kineta shall have the final decision making authority.

Kineta-Genentech Exclusive Option and License Agreement

(ii)        Following Licensee’s exercise of the Option, as between the Parties, Licensee shall have the sole right (but not the obligation) to seek to abate any Infringement of the Research Program IP and/or Licensed IP, as applicable, by a Third Party, or to file suit against any such Third Party. If Licensee elects to not take any steps to abate such infringement, Licensee agrees to notify Kineta and Kineta shall then have the right (but not the obligation) to take action to enforce the Research Program IP and/or Licensed IP, as applicable, against such Third Party; provided, however, that if any action by Kineta is deemed to not to be in the best interest of Licensee’s rights under this Agreement, the Parties shall discuss in good faith regarding any action to be taken by Kineta, with the goal of maximizing the economic value of Molecules and/or Licensed Product(s) in the Territory. If the parties cannot agree upon a mutually acceptable strategy, Licensee shall have the final decision making authority.

The non-controlling Party shall cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including, if necessary, by being joined as a party, and the Party controlling any such action shall keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(b)          Settlement. The Party controlling any action described in Section 8.7.2(a) shall not settle or consent to an adverse judgment (including any judgment that affects the scope, validity or enforcement of any Research Program IP and/or Licensed IP, as applicable) without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld). Notwithstanding the foregoing, (i) Licensee may settle or consent to an adverse judgment in any action described in Section 8.7.2(a) for which Licensee is the controlling Party without obtaining such consent from Kineta, unless such settlement or judgment would either (A) impose a financial obligation upon Kineta or (B) limit the scope of or invalidate any Research Program IP and/or Licensed IP, as applicable and (ii) Kineta may settle or consent to an adverse judgment in any action described in Section 8.7.2(a) for which Kineta is the controlling Party without obtaining such consent from Licensee, unless such settlement or judgment would either (A) impose a financial obligation upon Licensee or (B) limit the scope of or invalidate any Research Program IP and/or Licensed IP, as applicable.

(c)          Damages. Unless otherwise agreed by the Parties, and subject to the Parties’ respective obligations under Article 12, all monies recovered upon the final judgment or settlement of any action described in Section 8.7.2(a) shall be used as follows: (i) first, to reimburse each of Licensee and Kineta, on a pro rata basis for its out of pocket costs relating to such action and (ii) second, any remaining amount shall be retained by or paid to Licensee; provided, however, any such amount shall be deemed Net Sales of Licensed Products, subject to the royalty obligations set forth in Section 6.4 and (iii) third, any remaining amount that represents additional damages (e.g., enhanced or punitive damages) shall be allocated to the Party that initiated the relevant action.

Kineta-Genentech Exclusive Option and License Agreement

8.8          Defense of Patents. (a) Prior to Licensee’s exercise of the Option, if a Third Party brings a claim of invalidity, unenforceability or non-infringement of a given Patent within the Research Program IP and/or Licensed IP, as applicable, Kineta shall be solely responsible for defending such Third Party claim, at its sole discretion and expense. At Kineta’s request and expense, Licensee shall reasonably cooperate with Kineta in connection with any such defense, including, if necessary, by being joined as a party. (b) Following Licensee’s exercise of the Option, if a Third Party brings a claim of invalidity, unenforceability or non-infringement of a given Patent within the Research Program IP and/or Licensed IP, as applicable, Licensee shall be solely responsible for defending such Third Party claim, at its sole discretion and expense. At Licensee’s request and expense, Kineta shall reasonably cooperate with Licensee in connection with any such defense, including, if necessary, by being joined as a party. (c) Notwithstanding the foregoing, Section 8.7.2(a) shall govern the rights and obligations of the Parties with respect to a counterclaim relating to Licensed IP.

8.9          Defense of Third Party Infringement Claims. (a) Prior to Licensee’s exercise of the Option, if a Third Party brings a claim of infringement or misappropriation against Kineta on account of the manufacture, use, offer for sale, sale or import of any Molecule or Licensed Product, Kineta shall be solely responsible for defending such Third Party claim, at its sole discretion and expense. At Kineta’s request and expense, Licensee shall reasonably cooperate with Kineta in connection with any such defense, including, if necessary, by being joined as a party. (b) If a Third Party brings a claim of infringement or misappropriation against Licensee on account of the manufacture, use, offer for sale, sale or import of any Molecule or Licensed Product, Licensee shall be solely responsible for defending such Third Party claim, at its sole discretion and expense. At Licensee’s request and expense, Kineta shall reasonably cooperate with Licensee in connection with any such defense, including, if necessary, by being joined as a party. (c) Notwithstanding the foregoing, Section 8.7.2(a) shall govern the rights and obligations of the Parties with respect to a counterclaim relating to Licensed IP.

ARTICLE 9
Confidentiality

9.1          Non-use and Non-disclosure of Confidential Information. During the Term, and for a period of ten (10) years thereafter, a Party shall (i) except to the extent permitted by this Agreement or otherwise agreed to in writing, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (ii) except in connection with activities contemplated by, the exercise of rights permitted by, in order to further the purposes of this Agreement or otherwise agreed to in writing, not use for any purpose any Confidential Information of the other Party; and (iii) take all reasonable precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted).

Kineta-Genentech Exclusive Option and License Agreement

9.2          Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this Article 9 to the contrary, the obligations of Section 9.1 above shall not apply to the extent that the Party seeking the benefit of the exclusion can demonstrate that the Confidential Information of the other Party:

(a)

was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;

(b)

was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;

(c)

became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement;

(d)

was received by the receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;

(e)

was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party; or

(f)

was released from the restrictions set forth in this Agreement by express prior written consent of the Party.

9.3          Authorized Disclosures of Confidential Information. Notwithstanding the foregoing, a Party may use and disclose the Confidential Information of the other Party as follows:

(a)

if required by law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information;

(b)

to the extent such use and disclosure is reasonably required in the Prosecution and Maintenance of a Patent within the Research Program IP in accordance with this Agreement;

(c)

as reasonably necessary to obtain or maintain any regulatory approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for any Licensed Products, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

(d)

to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; or

Kineta-Genentech Exclusive Option and License Agreement

(e)           to the extent necessary, to permitted Sublicensees, licensees, collaborators, vendors, consultants, agents, attorneys, contractors and clinicians under written agreements of confidentiality at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement. Further, the receiving Party may disclose Confidential Information to existing or potential acquirers, merger partners, permitted collaborators, licensees and sources of financing or to professional advisors (e.g., attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such transaction, collaboration or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by those permitted individuals to maintain such Confidential Information in strict confidence.

9.4          Return of Confidential Information. Except as expressly permitted under this Agreement, following any termination of this Agreement each Party shall promptly return (or destroy) to the other Party all Confidential Information received from the disclosing Party, including any copies thereof, (except one copy of which may be retained for archival purposes solely to ensure compliance with the terms of this Agreement).

9.5          Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.

9.6          Termination of Prior Agreements. As of the Effective Date, as between the Parties, this Agreement supersedes each of the following agreements to the extent it affects Kineta: (i) the Non-Disclosure Agreement, effective as of January 13, 2015, as amended, between Hoffmann-La Roche Inc., Kineta, Inc., Kineta Immuno-Oncology, LLC and Kineta and (ii) the Materials Transfer Agreement effective as of July 28, 2017, as amended, between Licensee and Kineta but only insofar as each relates to the subject matter of this Agreement. All “Information” or “Materials” (as defined in such agreements) exchanged between the Parties thereunder relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the provisions of this Article 9.

9.7          No License. As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted under Article 4, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.

ARTICLE 10
PUBLICITY; PUBLICATIONS; USE OF NAME

10.1        Publicity. Licensee hereby agrees to Kineta issuing a press release concerning the execution of this Agreement; such issuance to occur after the Effective Date and at a time and on terms to be mutually agreed (such agreement not to be unreasonably withheld or delayed). The text of any other press releases or other public statements or announcement concerning this Agreement, the subject matter hereof, or the research, development or commercial results of products hereunder (a “Release”) shall be addressed pursuant to Sections 10.2 to 10.5. Any such Release shall not include any financial terms of this transaction.

Kineta-Genentech Exclusive Option and License Agreement

10.2        Releases during the Option Period. Subject to Section 10.5, during the Option Period neither Party may issue a Release without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

10.3        Releases after the Option Period. Subject to Section 10.5, after the Option Period:

10.3.1      Kineta may not issue a Release without Licensee’s prior written consent; and

10.3.2      Licensee may not issue a Release without Kineta’s prior written consent if it includes reference to Kineta by name,

which, in each case, consent shall not be unreasonably withheld, conditioned or delayed.

10.4        Approved Releases. If a Release requires consent pursuant to Section 10.2 or Section 10.3, once consent has been given both Parties may make subsequent public disclosure of the contents of such statement without the further approval of the Party whose consent was required; provided, such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the subject matter therein.

10.5        Releases required by law or regulation. Each Party may issue any Release it is required to issue by applicable law or regulation.

10.6        Publications. Notwithstanding Sections 10.1 to 10.5, both Parties recognize that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the Collaboration Molecules, Licensed Products may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial considerations. Accordingly, the following shall apply with respect to papers and presentations proposed for disclosure by either Party:

(a)           With respect to any paper or presentation proposed for disclosure by Licensee which utilizes information generated by or on behalf of Licensee, so long as such paper or presentation does not contain any Confidential Information of Kineta, Licensee shall be free to make, publish and disclose such papers and presentations at its discretion. Licensee shall acknowledge Kineta, as appropriate, in any publication that discloses Licensee’s use of the Licensed Products or the results thereof. For clarity, Licensee shall not be permitted to publish or otherwise disclose any Confidential Information of Kineta except as may be expressly permitted pursuant to Section 9.2, 9.3 or 10.6(b); and

(b)           With respect to any paper or presentation proposed for disclosure by (i) Licensee which includes Confidential Information of Kineta, or (ii) Kineta which utilizes information generated by or on behalf of Kineta relating to the Licensed Products, including without limitation any publications containing Confidential Information of Licensee, (in each case, the “Disclosing Party”), the other Party shall have the right to review and approve any such proposed paper or presentation (the “Non-Disclosing Party”). The Disclosing Party shall submit to the Non-Disclosing Party the proposed publication or presentation (including, without limitation, posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) at least thirty (30) calendar days prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The Non-Disclosing Party shall review such submitted materials and respond to the Disclosing Party as soon as reasonably possible, but in any case within twenty (20) calendar days (ten (10) calendar days for abstracts) of receipt thereof. At the option of the Non-Disclosing Party, the Disclosing Party shall (a) delete from such proposed publication or presentation any Confidential Information of the Non-Disclosing Party and/or (b) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long (but in no event longer than sixty (60) calendar days) to permit the Non-Disclosing Party to seek appropriate patent protection. Once a publication has been approved by the Non-Disclosing Party, the Disclosing Party may make subsequent public disclosure of the contents of such publication without the further approval of the Non-Disclosing Party; provided, such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the subject matter therein.

Kineta-Genentech Exclusive Option and License Agreement

10.7        No Right to Use Names. Except as expressly provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name of “Kineta”, “Genentech”, “Roche” or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of this Agreement.

ARTICLE 11
Representations

11.1        Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:

(a)

it is validly organized under the laws of its jurisdiction of incorporation;

(b)

it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;

(c)

the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part;

(d)

it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder;

(e)

the performance of its obligations will not conflict with such Party’s charter documents or any agreement, contract or other arrangement to which such Party is a party; and

(f)

it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements.

Kineta-Genentech Exclusive Option and License Agreement

11.2        Kineta Additional Warranty. Kineta also represents and warrants to Licensee that:

(a)

it has the legal right and power to extend the rights and licenses granted to Licensee hereunder;

(b)

it will not grant during the Term, any right, license or interest in or to the Licensed IP and/or its interest in Research Program IP, or any portion thereof, inconsistent with the rights granted to Licensee herein;

(c)

as of the Effective Date, it has no knowledge of any threatened or pending actions, lawsuits, claims or arbitration proceedings in any way relating to the Licensed IP; provided, however, that nothing in this Section 11.2 shall be interpreted as requiring Kineta to have undertaken any inquiries or to have obtained any freedom to operate opinion;

(d)

maintain all agreements with Third Party that materially relate to Licensed IP and not amend such agreements in a way that materially alters Licensee’s rights hereunder without Licensee’s prior written consent; and

(e)

any payments it receives from Licensee hereunder shall remain within Kineta and may be used for the fair market value payment for the performance of services as permitted hereunder (which shall not preclude fair market value payments to Affiliates of Kineta for services actually rendered to Kineta).

11.3        Licensee Additional Warranty. Licensee also represents and warrants to Kineta that:

(a)

it will not grant during the term of this Agreement, any right, license or interest in or to its interest in the Research Program IP, or any portion thereof, inconsistent with the rights granted to Kineta herein; and

(b)

as of the Effective Date, it has no knowledge of any threatened or pending actions, lawsuits, claims or arbitration proceedings in any way relating to the Licensed IP; provided, however, that nothing in this Section 11.3 shall be interpreted as requiring Licensee to have undertaken any inquiries or to have obtained any freedom to operate opinion.

11.4        Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Kineta-Genentech Exclusive Option and License Agreement

ARTICLE 12
Indemnification

12.1        Indemnification. Subject to Section 12.2, each Party shall indemnify, defend and hold each of the other Party, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Loss” or “Losses”) arising, directly or indirectly out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third Party Claims”) relating to (a) the activities performed by or on behalf of such Party under this Agreement, (b) the activities performed by or on behalf of such Party in connection with the exercise of its licenses and rights hereunder, including, in the case of Licensee and its Affiliates and its and their Sublicensees hereunder, product liability and infringement claims to the extent relating to the Licensed Products or (c) breach by such Party of the representations and warranties under Article 11, except, in each case, to the extent caused by the negligence or willful misconduct of the other Party.

12.2        Procedure. If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, in each of which cases the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee). The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claims covered by this Agreement. The obligations of this Article 12 shall not apply to any settlement of any Third Party Claims if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 12.2. It is understood that only Licensee and Kineta may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

12.3        Insurance.

12.3.1           Insurance Coverage. Each Party shall maintain insurance coverage as set forth in this Section 12.3 at its own cost; provided, however, Licensee has the right, in its sole discretion, to self insure, in part or in whole, for any such coverage. The insurance policies for such coverage shall be an occurrence form, but if only a claims made form is available to a Party, such Party shall maintain such coverage for at least three (3) years after the later of (i) termination or expiration of this Agreement or (ii) such Party has no further obligations under this Agreement. Insurance coverage shall be primary insurance with respect to each Party’s own participation under this Agreement and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-VII or better. On written request, each Party shall provide to the other Party certificates of insurance evidencing the insurance coverage required under Section 12.3. Each Party shall provide to the other Party at least thirty (30) days’ notice of any cancellation, nonrenewal or material change in any of the required insurance coverages

Kineta-Genentech Exclusive Option and License Agreement

12.3.2

Commercial General Liability Insurance. Each Party shall maintain commercial general liability insurance (for purposes of Section 12.3.2, “CGL insurance”), combined single limit for bodily injury and property damage liability, in the minimum amount per occurrence of: (i) two million dollars ($2,000,000) per occurrence commencing as of the Effective Date; and (ii) ten million dollars ($10,000,000) per occurrence commencing at least thirty (30) days prior to any period during which such Party (or its Sublicensees) is conducting a clinical trial with any Collaboration Molecule and/or Licensed Product.

12.3.3

Clinical Trial Liability Insurance and Products Liability Insurance. Each Party shall maintain (i) clinical liability insurance covering the development, manufacture and use of any Molecules or Licensed Products used in any clinical trial, in the minimum amount of ten million dollars ($10,000,000) per occurrence, commencing at least thirty (30) days prior to any period during which such Party (or its Sublicensees) is conducting a clinical trial with any Molecule and/or Licensed Product; and (ii) products liability insurance, combined single limit for bodily injury and property damage liability, in the minimum amount of twenty million dollars ($20,000,000) per occurrence commencing at least thirty (30) days prior to any period during which such Party (or its Sublicensees) is promoting or selling any Compounds and/or Licensed Products.

12.3.4

Workers’ Compensation and Employers’ Liability Insurance. Each Party shall maintain (i) workers’ compensation insurance, according to applicable law and (ii) employers’ liability insurance, in the minimum amount of one million dollars ($1,000,000). Each Party agrees to waive its right of subrogation with respect to workers’ compensation claims.

12.4        Limitation of Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, except in respect of any breach of a Party’s obligations under Article 9 or indemnification obligations under THIS Article 12 for claims of Third Parties.

ARTICLE 13
Term; Termination

13.1        Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated as provided in this Article 13, shall continue in full force and effect, on a country-by-country, Licensed Product-by-Licensed Product basis until there is no remaining royalty payment or other payment obligation in such country with respect to such Licensed Product, at which time this Agreement shall expire with respect to such Licensed Product in such country. The Term shall expire on the date this Agreement has expired in its entirety with respect to all Licensed Products in all countries in the Territory.

Kineta-Genentech Exclusive Option and License Agreement

13.2        Termination by Either Party for Material Breach. Either Party may terminate this Agreement by written notice to the other Party for any material breach of this Agreement by the other Party if, in the case of remediable breach, such material breach is not cured within ninety (90) days (thirty (30) days for payment defaults) after the breaching Party receives written notice of such breach from the non-breaching Party; provided, that if such breach is not capable of being cured within such 90-day (or 30-day) period, the cure period shall be extended for such amount of time that the Parties may agree in writing is reasonably necessary to cure such breach, so long as (1) the breaching Party is making diligent efforts to do so, and (2) the Parties agree on an extension within such 90-day (or 30-day) period. Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (i) whether a breach is material or has occurred or (ii) the alleged failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Article 14, and the notifying Party may not so terminate this Agreement until it has been determined under Article 14 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within 90-days (or such longer period as determined by the arbiter of such dispute resolution) after the conclusion of that dispute resolution procedure.

13.3        Termination by Either Party for Insolvency or Bankruptcy. Either Party may terminate this Agreement effective on written notice to the other Party upon the liquidation, dissolution, winding-up, (income statement) insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, appointment or similar proceeding is not dismissed or vacated within ninety (90) calendar days. All rights and licenses granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (as used in this Section 13.3, “Title 11”), licenses of rights to “intellectual property” as defined in Title 11. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11, (a) the other Party, in its capacity as a licensee of rights under this Agreement, shall retain and may fully exercise all of such licensed rights under this Agreement (including as provided in this Section 13.3) and all of its rights and elections under Title 11 and (b) the other Party shall be entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.

13.4        Elective Termination. Licensee shall have the right to permissively terminate the Research Program and/or this Agreement in its entirety, in its sole discretion, upon sixty (60) days’ written notice to Kineta. For the avoidance of doubt, if Licensee does not elect to exercise the Option this Agreement shall be deemed terminated by Licensee pursuant to this Section 13.4.

Kineta-Genentech Exclusive Option and License Agreement

13.5        Effects of Termination.

13.5.1

Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason shall not release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination.

13.5.2

Termination of Licenses. Upon termination of this Agreement under Section 13.2, 13.3 or 13.4, all licenses under this Agreement (other than the license set forth in Section 4.1) shall terminate as of the effective date of such termination.

13.5.3

Expansion of Research License. Upon either Party’s termination of this Agreement under Section 13.2 or 13.3, the license granted to the non-terminating Party under Section 4.1 shall be expanded to include all related pain targets (including the Target) identified under the Research Program. It is understood and agreed that no commercial license is granted by either Party under this section.

13.5.4

Continuation of Sublicenses. Upon termination by Kineta of this Agreement under Section 13.2, any existing, permitted sublicense (other than to an Affiliate) granted by Licensee under this Agreement shall continue in full force and effect, provided that the permitted Sublicensee did not cause the breach that gave rise to a termination under Section 13.2 and agrees to be bound by all the terms and conditions of this Agreement that are applicable to such permitted Sublicensee including rendering directly to Kineta all payments and other obligations due to Kineta related to such sublicense (including all event payments and royalty payments); provided further Kineta is not obligated to assume any obligations under such sublicense that are greater than the obligations contained within this Agreement.

13.5.5

Return of Confidential Information. It is understood and agreed, that each Party shall have a continuing right to use Confidential Information of the other Party under any surviving licenses pursuant to Section 4.1. Subject to the foregoing, following expiration or any early termination of this Agreement, the Party that has Confidential Information of the other Party shall return to the other Party or destroy (at such Party’s written request) all such Confidential Information in its possession as of the effective date of expiration (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Information of the other Party contained in its laboratory notebooks or databases, provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement.

13.5.6

Inventory at Termination. Upon termination of this Agreement, Licensee and its permitted Sublicensee shall have the right to sell or otherwise dispose of all inventory of Licensed Products in all countries then in its stock, subject to the applicable royalty payments due under this Agreement, and any other applicable provisions of this Agreement, and Kineta covenants not to sue Licensee or its permitted Sublicensee for infringement under any of the Patents that were licensed by Kineta to Licensee immediately prior to such termination with respect to such activities conducted by Licensee or its permitted Sublicensee pursuant to this Section 13.5.6.

Kineta-Genentech Exclusive Option and License Agreement

13.5.7

Survival. In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the provisions of Articles 1, 9, 10, 11, 12 (provided with respect to Article 11 and 12, only with respect to those claims that arise from the acts or omissions of a Party prior to the effective date of termination or expiration), 14 and 15 and Sections 3.5.2, 4.1, 4.4, 4.6, 6.4.4, 7.7, 8.2.2, 13.1 and 13.6 shall survive any termination or expiration of this Agreement. In addition, Articles 6 and 7 shall survive with respect to any outstanding unpaid amounts that accrued prior to any termination or expiration of this Agreement.

13.6        Termination of this Agreement by Kineta pursuant to Section 13.2, or by Licensee pursuant to Section 13.4. In the event of termination of this Agreement by Kineta pursuant to Section 13.2, or Licensee pursuant to Section 13.4, Licensee shall grant to Kineta a right to negotiate for a license under the Reversion Technology (the “RON”). Kineta shall have thirty (30) days following the effective date of such termination to notify Licensee in writing as to whether Kineta elects to exercise its RON.

13.6.1

If written notice is given that Kineta does not want to exercise such RON, or written notice is not given by Kineta to Licensee within said thirty (30) day period, the RON granted to Kineta under this Section 13.6, including without limitation any dispute as to Licensee’s election to grant or not grant Kineta any rights under the Reversion Technology, including the scope and/or terms thereof, shall expire at the end of such thirty (30) day period and shall not be subject to arbitration.

13.6.2

If Licensee receives written notice from Kineta within such thirty (30) day period that Kineta elects to exercise such RON,

(a)

Licensee shall, within forty-five (45) days following the date of such Kineta notice, provide copies to Kineta (at Licensee’s expense): (A) (i) if such termination occurred prior to Licensee’s exercise of the Option, a summary of the data that a pharmaceutical company would require in order to conduct due diligence prior to in-licensing a pre-clinical product; or (ii) if such termination occurred after Licensee’s exercise of the Option, (1) the clinical study reports that Licensee generates and uses internally to determine if and when to go forward with the development of a Licensed Product (and, if such report is not available, a written summary of the clinical results); and (B) a good faith estimate of the costs of development and commercialization of the particular Licensed Product based on the information then available to Licensee (collectively, the “Data Package”). Licensee is not required to generate additional data or prepare additional reports to comply with the foregoing obligation;

Kineta-Genentech Exclusive Option and License Agreement

(b)

Kineta will have the right for ninety (90) days (or such longer period as mutually agreed) following the delivery of the Data Package from Licensee to Kineta to negotiate in good faith with Licensee the commercially reasonable terms under which Licensee may grant to Kineta a worldwide, sublicensable license under the Reversion Technology to make, have made, use, sell, offer for sale and import Licensed Products. It is understood and agreed that the grant of such license may be:

(i)         exclusive or non-exclusive with respect to one or more of the Patents or Know-How within the Reversion Technology (other than the GNE Background Patents) (e.g., such Reversion Technology (or a portion thereof) that may have (A) broad applicability to other targets or compounds to other targets, and/or (B) been licensed non-exclusively to an Affiliate or Third Party prior to the date of notice of termination hereunder); and

(ii)        only non-exclusive with respect to one or more of the Patents within the GNE Background Patents;

(c)

With respect to any license granted by Licensee to Kineta under this Section 13.6, Kineta shall be responsible for manufacturing the products thereunder for clinical use and commercial sale, provided, however, that manufacture of the product shall only be conducted by a Third Party contract manufacturing organization approved in advance by Licensee, such approval not to be unreasonably withheld or delayed (the “Authorized CMO”). Alternatively, upon Kineta’s written request, Licensee shall designate an Authorized CMO to make the product on behalf of Kineta. Kineta shall enter into a manufacturing supply agreement with the Authorized CMO and shall be responsible for all costs and other obligations related to the manufacture and supply of the products by the Authorized CMO to Kineta;

(d)

If the Parties are unable to agree on the term of the license under Section 13.6.2(b)(i) within such period, Kineta may submit such dispute to arbitration for resolution as provided in Section 14.2, as modified by Section 13.6.4 below; and

(e)

The rights to discuss and/or negotiate granted to Kineta under Section 13.6.2(b)(ii), including without limitation any dispute as to Licensee’s election to grant or not grant Kineta any rights under the GNE Background Patents, including the scope and/or terms thereof, shall expire at the end of such ninety (90) day period (or such longer term as mutually agreed) and are at Licensee’s sole discretion and the terms of any such agreement, prospective agreement, negotiation and/or discussion shall not be subject to arbitration. Without limiting the foregoing, Licensee shall have no obligation to grant, and Kineta shall have no rights to obtain, a license to the GNE Background Patents if a written agreement on commercially reasonable terms is not concluded within such ninety (90) day period (or such longer term as mutually agreed).

13.6.3     Certain Terms. In this section 13.6:

(a)

“Reversion Technology” means the Research Program IP, GNE Patents, GNE Know-How, GNE Regulatory Information and GNE Background Patents, that are owned and Controlled by GNE as of the effective date of termination of this Agreement;

(b)

“GNE Patents” means those claims within a Patent in which the invention(s) as a whole disclosed therein are solely directed to a Licensed Product and arose from the direct result or use of a Licensed Product by GNE under this Agreement after Licensee’s exercise of the Option (GNE Patents does not include Research Program IP);

(c)

“GNE Know-How” means Know-How derived by GNE as a direct result of the research or development of a Licensed Product under this Agreement after Licensee’s exercise of the Option. GNE Know-How does not include GNE Patents;

Kineta-Genentech Exclusive Option and License Agreement

(d)

“GNE Regulatory Information” means documents filed with the Regulatory Authorities by Licensee in conjunction with and during the clinical development of a Licensed Product under this Agreement after Licensee’s exercise of the Option; and

(e)

“GNE Background Patents” means those claims within Patents (other than GNE Patents or Research Program IP), which Patents were filed by Licensee after the Licensee’s exercise of the Option and which are necessary or useful for the manufacture, use, sale, offer for sale, or import of a Licensed Product.

13.6.4    Baseball Arbitration. With respect to any dispute under Section 13.6.2(b)(i), which dispute is submitted by Kineta to arbitration for resolution as provided in Section 14.2, such arbitration shall be modified by as follows:

(a)

within ten (10) calendar days following the final selection of the arbitrator, the Parties, in consultation with the arbitrator, shall set a date for the arbitration, which date shall be no more than sixty (60) calendar days after the date the arbitration is demanded under Section 14.2;

(b)

the arbitration shall be “baseball” style arbitration; accordingly, notwithstanding the Rules, and at least fourteen (14) calendar days prior to the arbitration, each Party shall provide the arbitrator with a brief outlining its position. Briefs may be no more than thirty (30) pages, and must clearly provide and identify the Party’s position with respect to the disputed matter;

(c)

after receiving both Parties’ opening briefs, the arbitrator will distribute each Party’s brief to the other Party. Seven (7) calendar days in advance of the arbitration, the Parties shall submit and exchange response briefs of no more than fifteen (15) pages. The Parties’ briefs may include or attach relevant exhibits in the form of documentary evidence, any other material voluntarily disclosed to the other Party in advance, or publicly available information. The Parties’ briefs may also include or attach demonstratives and/or expert opinion based on the permitted documentary evidence;

(d)

the arbitration shall consist of a one (1) day hearing of no longer than eight (8) hours, such time to be split equally between the Parties, in the form of presentations by counsel and/or employees and officers of the Parties. No live witnesses shall be permitted except expert witnesses whose opinions were provided with the Parties’ briefs; and

(e)

no later than ten (10) calendar days following the arbitration, the arbitrator shall issue his or her written decision. The arbitrator shall select one Party’s proposed positions as his or her decision, and shall not have the authority to render any substantive decision other than to select the proposal submitted by either Licensee or Kineta. The arbitrator shall have no discretion or authority with respect to modifying the positions of the Parties. The arbitrator’s decision shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction. Each Party shall bear its own costs and expenses in connection with such arbitration, and shall share equally the arbitrator’s fees and expenses.

Kineta-Genentech Exclusive Option and License Agreement

ARTICLE 14
Dispute Resolution

14.1        Disputes. Kineta and Licensee recognize that a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each, a “Dispute”), may from time to time arise during the Term. Unless otherwise specifically recited in this Agreement (including without limitation, Section 2.3), such Disputes between Kineta and Licensee will be resolved as recited in this Article 14. In the event of the occurrence of such a Dispute, the Parties shall first refer such Dispute to their respective Alliance Managers for attempted resolution by such Alliance Managers within thirty (30) days after such referral. If such Dispute is not resolved within such thirty (30) day period, either Kineta and Licensee may, by written notice to the other, have such Dispute referred to their respective officers designated below, or their respective designees, for attempted resolution within thirty (30) days after such notice is received. Such designated officers are as follows:

For Licensee –                A Vice President

For Kineta –                    A Manager

In the event the designated officers, or their respective designees, are not able to resolve such dispute within thirty (30) days of such other Party’s receipt of such written notice, either Party may initiate the dispute resolution procedures set forth in Section 14.2.

14.2        Arbitration.

14.2.1

Rules. Except as otherwise expressly provided in this Agreement (including under Section 14.3), the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 14.1 shall be resolved through binding arbitration conducted by the American Arbitration Association in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association (for purposes of this Article 14, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Sections 14.3 and 15.1.

14.2.2

Arbitrators; Location. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator. All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (a) dispute resolution experience (including judicial experience) and/or (b) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (b). If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third, the necessary appointments shall be made in accordance with the Rules. Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator. The arbitration proceedings shall be conducted in San Francisco, California.

14.2.3

Procedures; Awards. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may determine any person as necessary. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than ninety (90) days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

Kineta-Genentech Exclusive Option and License Agreement

14.2.4

Costs. The prevailing Party, as determined by the arbitrators, shall be entitled to (a) its share of fees and expenses of the arbitrators and (b) its attorneys’ fees and associated costs and expenses. In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue. If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (1) share equally the fees and expenses of the arbitrators and (2) bear their own attorneys’ fees and associated costs and expenses.

14.2.5

Interim Equitable Relief. Notwithstanding anything to the contrary in this Section 14.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 14, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Section 14.2. Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

14.2.6

Protective Orders; Arbitrability. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.

14.3        Subject Matter Exclusions. Notwithstanding the provisions of Section 14.2, any Dispute not resolved internally by the Parties pursuant to Section 14.1 that involves the validity or infringement of a Patent Covering a Collaboration Molecule or a Licensed Product (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

14.4        Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.

Kineta-Genentech Exclusive Option and License Agreement

ARTICLE 15
Miscellaneous

15.1        Applicable Law. This Agreement (including the arbitration provisions of Article 14.2) shall be governed by and interpreted in accordance with the laws of the State of California, without reference to the principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

15.2        Notices. Except as otherwise expressly provided in the Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by a facsimile (with delivery confirmed); or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested. Any notice sent via facsimile shall be followed by a copy of such notice by private express courier or by first class mail. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Section 15.2 by sending written notice to the other Party.

If to Licensee:                                  Genentech, Inc.
Attn: Corporate Secretary
1 DNA Way
South San Francisco, CA 94080
Fax: [***]
Phone: [***]

with required copies (which shall not constitute notice) to:

Genentech, Inc.
Attn: Vice President, Genentech Partnering
1 DNA Way
South San Francisco, CA 94080
Fax: [***]

If to Kineta:                      Kineta Chronic Pain, LLC
Attn: Shawn Iadonato, PhD
219 Terry Avenue North, Suite 300

Seattle, Washington 98109

Phone: [***]

with required copies (which shall not constitute notice) to:

Ryan, Swanson & Cleveland, PLLC
Attn: [***]
1201 Third Ave., Suite 3400
Seattle, WA 98101
Fax: [***]

Kineta-Genentech Exclusive Option and License Agreement

15.3        [***] Assignment. Neither Party may assign or otherwise transfer, in whole or in part, this Agreement without the prior written consent of the non-assigning Party, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may assign this Agreement to (i) an Affiliate or (ii) any purchaser of all or substantially all of the assets of such Party, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. A copy of such written agreement by such assignee shall be provided to the non-assigning Party within ten (10) calendar days of execution of such written agreement. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns.

15.4        Independent Contractors. The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

15.5        Integration. Except to the extent expressly provided herein, this Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement (including the term sheet dated February 23, 2018).

15.6        Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

15.7        Further assurance. Each Party shall and shall use all reasonable endeavors to procure that any necessary Third Party shall promptly execute and deliver such further documents and do such further acts as may be required for the purpose of giving full effect to this Agreement.

15.8        Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination or part thereof of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination or part of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

15.9        No Third Party Rights. The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a Party.

Kineta-Genentech Exclusive Option and License Agreement

15.10      Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.

15.11      Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, including the Exhibits; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature; (e) all references to “Sublicensees” shall include all Sublicensees of Sublicensees through multiple tiers of sublicensing; (f) the singular shall include the plural and vice versa; and (g) the word “or” has the inclusive meaning represented by the phrase “and/or”. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years. Whenever any matter hereunder requires consent or approval, such consent shall not be unreasonably withheld or delayed.

15.12      Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy, or email with attached .pdf copy, of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[Signature page follows – the rest of this page intentionally left blank.]

Kineta-Genentech Exclusive Option and License Agreement

IN WITNESS WHEREOF, Kineta and Licensee have executed this Agreement by their respective officers hereunto duly authorized, on the Effective Date.

KINETA CHRONIC PAIN, LLC		GENENTECH, INC.

By:	/s/ Shawn Iadonato	By:	/s/ Robert Wong

Name:	Shawn Iadonato	Name:	Robert Wong

Title:	Manager	Title:	Director

EXHIBIT A

RESEARCH AND EARLY DEVELOPMENT PLAN

Kineta-Genentech Exclusive Option and License Agreement

A-1

EXHIBIT B

IND FILING PACKAGE

Kineta-Genentech Exclusive Option and License Agreement

B-1

EXHIBIT C

PHASE I DATA PACKAGE

Kineta-Genentech Exclusive Option and License Agreement

C-1

EXHIBIT D

TECHNOLOGY TRANSFER

Kineta-Genentech Exclusive Option and License Agreement

D-1